Exhibit 99.4

SHARE PURCHASE AGREEMENT

By and Among

MR. DONG YU,

SKILLGREAT LIMITED,

FIDELIDADE — COMPANHIA DE SEGUROS, S.A.,

And

FOSUN INTERNATIONAL LIMITED

Dated as of July 13, 2014

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 13, 2014, by and among:

(1)                                 Mr. Dong Yu, an individual (the “Founder”);

(2)                                 Skillgreat Limited, a company duly incorporated and existing under the laws of the British Virgin Islands and wholly owned by the Founder (the “Selling Shareholder”);

(3)                                 Fidelidade — Companhia de Seguros, S.A., a company incorporated under the laws of Portugal (the “Investor”); and

(4)                                 Fosun International Limited, a company incorporated under the laws of Hong Kong (“Fosun”)

The Founder, the Selling Shareholder and the Investor are sometimes herein referred to each as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Founder, through the Selling Shareholder, is the beneficial owner of certain ordinary shares, par value US$0.0005 per share (“Ordinary Shares”) of Bona Film Group Limited (NASDAQ: BONA), an exempted company duly incorporated and existing under the laws of the Cayman Islands (the “Company”);

WHEREAS, the Investor is an indirectly wholly-owned Subsidiary of Fosun; and

WHEREAS, the Selling Shareholder wishes to sell to the Investor, and the Investor wishes to purchase from the Selling Shareholder, an aggregate of 4,165,926 Ordinary Shares (the “Shares”), upon the terms and subject to the conditions set forth herein.

WITNESSETH

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.   Certain Definitions.  For purposes of this Agreement:

“Action” means any charge, claim, action, complaint, petition, inquiry, investigation, appeal, suit, litigation, grievance or other proceeding, whether administrative, civil, regulatory or criminal, whether at law or in equity, or otherwise under any applicable Law, and whether or not before any mediator, arbitrator or Governmental Authority.

“ADSs” means the American depository shares of the Company, each two (2) of which represent one (1) Ordinary Share.

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any

Person, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by contract or otherwise.

“Board” means the board of directors of the Company.

“Business Day” means any day that is not a Saturday, a Sunday, legal holiday or other day on which banks are required or authorized by Law to be closed in the PRC, New York or Hong Kong.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Owned IP” means all Intellectual Property owned by the Group Companies.

“Company Registered IP” means all Intellectual Property for which registrations are owned by or held in the name of, or for which applications have been made in the name of, any Group Company.

“Company’s Incentive Plans” means the Bona Film Group Limited 2009 Stock Incentive Plan and the Bona Film Group Limited 2010 Stock Incentive Plan, each filed as an exhibit to the Company’s Registration Statement on Form F-1 (File No. 333-170657), as amended, initially filed with the SEC on November 17, 2010.

“Constitutional Documents” means, with respect to a particular legal entity, the articles of incorporation, certificate of incorporation, formation or registration (including, if applicable, certificates of change of name), memorandum of association, articles of association, bylaws, articles of organization, limited liability company agreement, trust deed, trust instrument, operating agreement, joint venture agreement, business license, or similar or other constitutive, governing, or charter documents, or equivalent documents, of such entity.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“Disclosure Schedule” means the disclosure schedule delivered by the Company to the Investor immediately prior to the execution of this Agreement and attached hereto as Exhibit A.

“Encumbrance” means any security interests, mortgages, liens, pledges, charges, reservations, restrictions, rights of way, options, rights of first refusal, community property interests, equitable interests, conditional sale or other title retention agreements, any agreement to provide any of the foregoing and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money, whether imposed by contract, Law, equity or otherwise.

“Equity Securities” means, with respect to a Person, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exploitation” means the exhibition, distribution, reproduction, sub-distribution, transmission, display, broadcast, performance, dissemination, publication, promotion, publicizing, advertising, rental, leasing, subleasing, selling, licensing, sublicensing, transfer, disposal of, commercializing, marketing and otherwise exploiting by any and all means, methods, processes, media devices and delivery systems of every kind or character, whether now known or hereafter created. “Exploit” means to cause the Exploitation.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the PRC or any other country, or any political subdivision thereof, any court, tribunal or arbitrator, and any self-regulatory organization.

“Governmental Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Group” means, collectively, the Company and its Subsidiaries.

“Group Company” means a member of the Group.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Intellectual Property” means any and all (i) patents and patent applications and reissues, renewals, reexaminations, continuations, continuations-in-part, divisions, substitutions, supplementary protection certificates and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, author’s rights, data rights and works of authorship (including artwork, software, computer programs, files, records and data, and related documentation), (iv) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property, and (v) trade names, trade dress, trademarks, domain names, service marks, logos, business names, URLs, web sites, web pages and any part thereof, and registrations and applications therefor, the goodwill symbolized or represented by the foregoing.

“Law” or “Laws” means any and all provisions of any applicable constitution, treaty, statute, law, regulation, ordinance, code, rule, or rule of common law, any governmental approval, concession, grant, franchise, license, agreement, directive, requirement, or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, in each case as amended, and any and all applicable Governmental Orders.

“Leased Real Property” shall mean all real property leased, subleased, licensed, or otherwise occupied by the Company or any Subsidiary of the Company.

“Lease Agreements” shall have the meaning set forth in Section 3.2(r).

“Liability” means any direct or indirect liability, indebtedness, claim, loss, damage, deficiency, obligation or responsibility, fixed or unfixed, liquidated or unliquidated, secured or unsecured, accrued, absolute or contingent.

“Material Adverse Effect” means any circumstance, change, effect, event or occurrence that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, properties, assets (including intangible assets), Liabilities, operations, results of operations, or condition (financial or otherwise) of the Group taken as a whole, (ii) the ability of any Party to consummate the transactions contemplated by the Transaction Documents; provided, however, that in no event shall any of the following, alone or in combination, occurring after the date of this Agreement, be deemed to constitute a Material Adverse Effect pursuant to clause (i) above, nor shall any event or occurrence, occurring after the date of this Agreement, to the extent relating to or resulting from any of the following be taken into account in determining whether a Material Adverse Effect pursuant to clause (i) above has occurred or would result: (1) changes in general economic, business or geopolitical conditions, or in the financial, credit or securities markets in general (including changes in interest rates, exchange rates, stock, bond and/or debt prices); (2) changes or developments generally affecting any of the industries in which the Company or any Group Company operates; (3) changes in Laws applicable to the Company, its Subsidiaries or any of their respective properties or assets or changes in U.S. GAAP; (4) any natural or man-made disasters or acts of war (whether or not declared), sabotage or terrorism, or armed hostilities, or any escalation or worsening thereof; (5) any changes attributable to the entry into, announcement or performance of this Agreement and the transactions contemplated hereby (including compliance with the covenants set forth herein and any action taken or omitted to be taken by the Founder, the Selling Shareholder or the Company at the written request of or with the written consent of the Investor but excluding the representations in Section 3.1(c) and Section 3.2(d)); (6) any change in the market price or trading volume of the ADSs or any failure to meet internal or published projections, forecasts, budgets, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided, that the facts or causes underlying, giving rise or contributing to any such change or failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); or (7) any shareholder litigation regarding allegations of a breach of fiduciary duty or other violation of applicable Law resulting directly from this Agreement or the transactions contemplated by this Agreement; except in the cases of clauses (1) or (2) above, to the extent that the Company and its Subsidiaries, taken as a whole, are materially and disproportionately affected thereby as compared with other participants in the industries in which the Company and its Subsidiaries primarily operate (in which case the incremental, material and disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to have, a Material Adverse Effect).

“NASDAQ” means The NASDAQ Global Select Market.

“Owned Real Property” shall mean all real property and interests in real property (including real property in connection with land use rights contracts or certificates and construction projects) owned by the Company or any of its Subsidiaries (collectively, together with all buildings or other structures, improvements or fixtures thereon and all easements rights of way and other appurtenant rights thereto, the).

“Permit” means any consent, approval, authorization, release, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration or record filing, operating license, qualifications, ratification, certificate, declaration or filing with, or report or notice to, or other form of permission to engage in a specific activity issued by, any Person, including any Governmental Authority.

“Permitted Encumbrances” means (i) mechanics’, carriers’, or workmen’s, repairmen’s or similar liens arising or incurred in the ordinary course of business, and (ii) liens for taxes, assessments and other governmental charges that are not due and payable or which may hereafter be paid without penalty or which are being contested in good faith by appropriate proceedings.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region of the People’s Republic of China and the islands of Taiwan.

“PRC Subsidiary” means any Subsidiary of the Company that is organized under the Laws of the PRC.

“SAFE” means the PRC State Administration of Foreign Exchange, the Chinese foreign exchange markets regulator, and the body responsible for implementing and enforcing foreign exchange controls in the PRC.

“SAFE Circulars” means the SAFE Circular on Issues Relating to the Administration of Foreign Exchange of Company Financing through Offshore Special Purpose Vehicles and Round-Tripping Investment by PRC Residents（关于境内居民通过境外特殊目的公司融资及返程投资外汇 管理相关问题的通知[汇发（2005）75号]）issued by SAFE with effect from November 1, 2005, and the SAFE Circular on the Issuing the Operational Rules Concerning Foreign Exchange Administration of Company Financings and Round-Tripping Investments via Overseas Special Purpose Companies by Residents in China（关于印发境内居民通过境外特殊目的公司融资及返程投资外汇管理操作 规程的通知[汇发（2011）19号]）issued by SAFE with effect from July 1, 2011, as well as any applicable Laws in force from time to time which operate to restate, amend or repeal any of the aforesaid documents or any part thereof.

“SAFE Registration Requirements” means the PRC foreign exchange registration requirements pursuant to the SAFE Circulars.

“SEC” means the Securities and Exchange Commission of the United States of America or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act, the Exchange Act, the listing rules of, or any listing agreement with, NASDAQ and any other applicable Law regulating securities or takeover matters.

“Subsidiary” means, with respect to any Person, (i) any corporation, limited liability company, partnership, joint venture, trust or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity (or profits or capital) interests or more than fifty percent (50%) of the ordinary voting power, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person, and (ii) any entity whose assets, or portions thereof, has been or should be consolidated with the net earnings of the Person and should be recorded on the books of the Person for financial reporting purposes in accordance with U.S. GAAP including FIN 46R with respect to variable interest entities.

“Tax” means (i) in the PRC: (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, social insurance (including pension, medical, unemployment, housing, and other social insurance withholding), tariffs (including import duty and import value-added tax), and estimated and provisional taxes, charges, fees, levies, or other assessments, imposed in all cases by a Governmental Authority, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Governmental Authority in connection with any item described in clause (a) above, and (c) any form of transferee liability imposed by any Governmental Authority in connection with any item described in clauses (a) and (b) above, and (ii) in any jurisdiction other than the PRC: all similar liabilities as described in clause (i)(a) and (i)(b) above.

“Tax Return” means any return, report or statement showing Taxes, used to pay Taxes, or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated or provisional Tax.

“Transaction Documents” means this Agreement, the Instrument of Transfer, and any other documents or instruments required to be executed or delivered in connection with this Agreement.

“U.S. GAAP” means the United States generally accepted accounting principles and practices as in effect from time to time.

“VIE Agreements” means all of the Contracts described under the caption “Contractual Arrangements with our Affiliated Consolidated Entities” of Item 4 of the Company’s most recently filed Annual Report on Form 20-F.

Section 1.2.   Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Section
“Agreement”	Preamble
“Arbitration Notice”	Section 8.11(a)
“Authorization”	Section 3.1(d)
“Basket”	Section 7.4(a)
“Cause”	Section 4.13
“Claimant Side”	Section 8.11(b)
“Closing”	Section 2.2
“Closing Date”	Section 2.2
“Company”	Recitals
“Company IP”	Section 3.2(k)(i)
“Dispute”	Section 8.11(a)
“FCPA”	Section 3.2(o)
“Fosun”	Preamble
“Founder”	Preamble
“Governmental Official”	Section 3.2(o)
“HKIAC”	Section 8.11(b)
“HKIAC Rules”	Section 8.11(b)
“Indemnified Party”	Section 7.2(a)
“Indemnifying Party”	Section 7.2(a)
“Instrument of Transfer”	Section 2.4(a)(i)

Defined Term	Section
“Investor”	Preamble
“Investor Designee”	Section 4.11
“Losses”	Section 7.2(a)
“Material Contracts”	Section 3.2(l)(i)
“Offered Securities”	Section 4.13(a)
“Offer Price”	Section 4.13(a)
“Offering Notice”	Section 4.13(a)
“Ordinary Shares”	Recitals
“Party”	Preamble
“PFIC”	Section 3.2(h)(vii)
“Principal Tribunal”	Section 8.11(j)(i)
“Purchase Price”	Section 2.1
“Refusal Period”	Section 4.13(a)
“Required Permits”	Section 3.2(i)
“Respondent Side”	Section 8.11(b)
“Right of First Refusal”	Section 4.13
“SEC Filings”	Section 3.2(f)
“Selling Shareholder”	Preamble
“Shares”	Recitals
“S8”	Section 4.12(d)
“Third Party Purchaser”	Section 4.13(a)

Section 1.3.   Interpretation and Rules of Construction.  References in this Agreement to gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include,” “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation.” The words “to the extent” when used in this Agreement shall be deemed to be followed by the phrase “and only to the extent.” Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof,” “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References in this Agreement to US$ shall be to United States dollars and to cash shall be to cash in U.S. dollars.

ARTICLE II
PURCHASE AND SALE

Section 2.1.   Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, the Selling Shareholder agrees to sell and deliver to the Investor, and the Investor agrees to purchase from the Selling Shareholder, the Shares, free and clear of any and all Encumbrances, at a purchase price of US$11.80 per Share for a total purchase price of US$49,157,926.80 (the “Purchase Price”).

Section 2.2.   Closing.  Subject to the satisfaction or waiver of the conditions to the obligations of the Parties set forth in Article V (other than such conditions as may, by their terms, only be satisfied on the date of the Closing), the closing of the purchase, sale and delivery of the Shares pursuant to this Agreement (the “Closing”) shall take place at the offices of Morrison & Foerster LLP, Edinburgh Tower, 33/F The Landmark, 15 Queen’s Road Central , Hong Kong, on a date (the “Closing Date”) as notified by the Selling Shareholder to the Investor at least one (1) Business Day prior to the Closing Date.

Section 2.3.   Pre-Closing Deliveries by the Investor.  On the third (3rd) Business Day following the date of this Agreement, the Investor shall deposit, or cause to be deposited, the Purchase

Price into a bank account of the Selling Shareholder as set forth in Exhibit C, provided that, prior thereto the Founder shall have delivered to the Investor his personal letter of guaranty in a form of Exhibit D hereto.

Section 2.4.   Closing Deliveries by the Selling Shareholder.

(a)                                 At the Closing, the Selling Shareholder shall deliver to the Investor:

(i)                                     a signed instrument of transfer in the form attached hereto as Exhibit B (an “Instrument of Transfer”) for the Shares, duly executed by the Selling Shareholder;

(ii)                                  a copy of the board resolutions (or shareholders’ resolutions if so required by the Constitutional Documents) of the Selling Shareholder approving this Agreement, the other Transaction Documents and the transactions contemplated hereunder and thereunder;

(iii)                               a duly executed certificate in form reasonably satisfactory to the Investor, issued in the name of the Investor and evidencing the Shares purchased by the Investor at the Closing;

(iv)                              a copy of the Company’s Register of Members as of the date of the Closing, certified as true and accurate by the Secretary of the Company, evidencing the Shares purchased by the Investor at the Closing; and

(v)                                 such other documents required to be delivered by the Selling Shareholder under Section 5.2 hereof.

Section 2.5.   Closing Deliveries by the Investor.

(a)                                 At the Closing, the Investor shall deliver to the Selling Shareholder:

(i)                                     a signed Instrument of Transfer for the Shares, duly executed by the Investor; and

(ii)                                  such other documents required to be delivered by the Investor under Section 5.1 hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1.   Representations and Warranties with respect to the Founder and the Selling Shareholder.  Each of the Founder and the Selling Shareholder hereby, jointly and severally, represents and warrants to the Investor that, subject to any exceptions specified in the Disclosure Schedule, each of the representations and warranties contained in this Section 3.1 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a)                                 Organization, Good Standing and Qualification.  The Selling Shareholder is duly incorporated, validly existing and in good standing under the Laws of the British Virgin Islands. The Selling Shareholder has all requisite legal and corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted and as proposed to be conducted, and is duly qualified to transact business in each jurisdiction in which it currently conducts and proposes to conduct business.

(b)                                 Authority.  Each of the Founder and the Selling Shareholder has all requisite capacity, power and authority to enter into this Agreement and each other Transaction Document to which he or it is a party, to perform his or its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Selling Shareholder of this Agreement and each other Transaction Document to which it is a party, the performance by the Selling Shareholder of its obligations hereunder and thereunder and the consummation by the Selling Shareholder of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Selling Shareholder. Each of this Agreement and the other Transaction Documents to which the Founder or the Selling Shareholder is a party has been duly executed and delivered by the Founder and the Selling Shareholder, as applicable, and assuming due authorization, execution and delivery by the other Parties of this Agreement and other Transaction Documents, constitutes legal, valid and binding obligations of the Founder and the Selling Shareholder, enforceable against the Founder and the Selling Shareholder in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)                                  Noncontravention.  The execution, delivery and performance by the Founder and the Selling Shareholder of this Agreement and each other Transaction Document to which he or it is a party, and the consummation of the transactions contemplated hereby or thereby, do not and shall not (i) in the case of the Selling Shareholder, conflict with or violate any provision of its Constitutional Documents, (ii) conflict with or violate any applicable Law or any Governmental Order to which the Founder or the Selling Shareholder is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Founder or the Selling Shareholder is a party or by which he or it is bound or to which any of his or its assets or properties are subject, other than, in the case of clause (iii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Founder’s or the Selling Shareholder’s ability to perform his or its obligations under this Agreement or any other Transaction Document to which he or it is a party or to consummate the transactions contemplated hereby and thereby.

(d)                                 Consents and Approvals.  The execution, delivery and performance by the Founder and the Selling Shareholder of this Agreement or each other Transaction Document to which he or it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not require any consent of, action by or in respect of, or filing, submission or registration with, or giving of any notice to, any Governmental Authority or any other Person (each, an “Authorization”) to be obtained or made by the Founder or the Selling Shareholder, except (i) for such Authorizations as have already been obtained or made by the Founder or the Selling Shareholder before the date hereof, (ii) for the filing of a Schedule 13D or an amended Schedule 13G by the Founder and the Selling Shareholder with the SEC, or (iii) as otherwise explicitly provided in this Agreement.

(e)                                  Title.  The Shares are duly authorized, validly issued, fully paid and nonassessable. As of the Closing Date, the Selling Shareholder (i) will be the sole record owner, and the Founder will be the sole beneficial owner, of the Shares, in each case free and clear of any and all Encumbrances whatsoever and with no restrictions on the rights and other incidents of record and beneficial ownership pertaining thereto (except for any restrictions on transfer under applicable Securities Laws), and (ii) will have good and marketable title to the Shares and the sole and absolute authority to transfer the Shares to the Investor pursuant to this Agreement. The Founder’s former wife has no beneficial interest in the Shares and has no right to approve or disapprove of the transfer of the Shares to the Investor pursuant to this Agreement. The Shares are not subject to any divorce decree, settlement agreement or court order restricting the rights of the Founder or the Selling Shareholder to dispose of the

Shares. Upon delivery of the duly executed Instrument of Transfer for any portion of the Shares to the Investor and entry of the Investor as the holder of such portion of the Shares into the Register of Members of the Company against payment in full of the applicable portion of the Purchase Price by the Investor under Section 2.2, the Investor shall acquire good and valid title to such portion of the Shares, free and clear of all Encumbrances. There are no outstanding options, warrants, rights (preemptive or otherwise), calls, Contracts or commitments, oral or in writing, to which the Founder or the Selling Shareholder is a party or by which the Founder or the Selling Shareholder is bound to sell any of the Shares. Except for the transactions contemplated hereunder, neither the Founder nor the Selling Shareholder has assigned, transferred, sold, distributed, pledged or otherwise disposed of or agreed to dispose of all or any portion, or any interest in, the Shares.

(f)                                   Non-Public Information.  Neither the Founder nor the Selling Shareholder has any material fact, condition or information not disclosed in the SEC Filings which has materially adversely affected or may materially adversely affect the business of the Group, and the sale of any of the Shares pursuant to this Agreement is not prompted by any material adverse information concerning any Group Company which is not disclosed in the SEC Filings.

(g)                                  Investment Experience.  Each of the Founder and the Selling Shareholder is able to fend for himself or itself and has sufficient knowledge and experience in financial and business matters, including disposing of the Shares, and is capable of evaluating the merits and risks of the transactions contemplated hereunder. The sale and delivery of the Shares hereunder is for his or its own account, and each of the Founder and the Selling Shareholder has independently and without reliance upon the Investor or any representative of the Investor and based on such information as each of the Founder and the Selling Shareholder has deemed appropriate in his or its independent judgment, made his or its own analysis and decision to sell the Shares pursuant to this Agreement.

(h)                                 Brokers.  No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Founder or the Selling Shareholder.

(i)                                     Private Resale.  The offer and sale of the Shares by the Selling Shareholder to the Investor pursuant to this Agreement is exempt from the registration requirements of the Securities Act.

(j)                                    Disclosure.  All information and materials provided or made available to the Investor by or on behalf of the Founder and the Selling Shareholder in connection with the negotiation or execution of this Agreement and the other Transaction Documents are true and correct as of the date hereof and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.2.   Representations and Warranties with respect to the Company.  Subject to such exceptions specifically disclosed in (x) any SEC Filings filed by the Company with the SEC prior to the date hereof (excluding any disclosures set forth in the SEC Filings under the headings “Risk Factors” and “Forward-Looking Statements” and any other disclosures in any other forward-looking or cautionary statements) and (y) the Disclosure Schedule, each of the Founder and the Selling Shareholder hereby, jointly and severally, represents and warrants to the Investor that each of the representations and warranties contained in this Section 3.2 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a)                                 Organization, Good Standing and Qualification.  Each Group Company is duly organized, incorporated or formed, validly existing and in good standing (with respect to the jurisdictions that recognize the concept of good standing) under the Laws of the jurisdiction of its organization, incorporation or formation. With respect to the Subsidiaries of the Company that are variable interest entities as defined in FIN46R under U.S. GAAP and are consolidated by the Company for financial reporting purposes pursuant to the terms thereof, the Company possesses control over such Subsidiaries through the VIE Agreements, true and complete copies of which have been included in the SEC Filings other than as set forth on Section 3.2(a) of the Disclosure Schedule.

(b)                                 Capitalization.  As of the date hereof, the Company has (i) 31,402,346 Ordinary Shares issued and outstanding, and  (ii) 3,357,785 Ordinary Shares issuable pursuant to any outstanding Equity Securities exercisable or exchangeable for, or convertible into, any capital shares of the Company or pursuant to the Company’s Incentive Plans. All of the issued and outstanding Ordinary Shares are duly authorized, validly issued, fully paid and non-assessable and free of preemptive and similar rights and were issued in compliance with all applicable Securities Laws and any rights of any Persons. Other than the Company’s Incentive Plans, there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities, rights or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire, any Equity Securities of the Company, or Contracts by which the Company or any Subsidiary is or may become bound to issue additional Equity Securities of the Company, or securities or rights convertible or exchangeable into Equity Securities of the Company. None of the Company or its Subsidiaries is subject to any obligation (contingent or otherwise) to purchase or otherwise acquire or retire any of its outstanding Equity Securities. Except as disclosed in the SEC Filings, no Person has the right to require the Company to register any Equity Securities of the Company with the SEC or any other Governmental Authority, whether on a demand or piggy-back basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

(c)                                  Authority.  The Company has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of the Company. Each of this Agreement and the other Transaction Documents to which the Company is a party has been or will be, as applicable, duly executed and delivered by the Company, and assuming due authorization, execution and delivery by the other Parties of this Agreement and other Transaction Documents, constitutes legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(d)                                 Noncontravention.  The execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby or thereby, do not and shall not (i) conflict with or violate any provision of the Constitutional Documents of any Group Company, (ii) conflict with or violate any applicable Law or any Governmental Order to which any Group Company is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which any Group Company is a party or by which any Group Company is bound or to which any Group Company’s assets or properties are subject, including the VIE Agreements, other than, in the case of clause (iii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Company’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party or consummate the transactions contemplated hereby and thereby.

(e)                                  Consents and Approvals.  Except as set forth on Section 3.2(e) of the Disclosure Schedule, the execution, delivery and performance by the Company of this Agreement or each other Transaction Document to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not require any Authorizations to be obtained or made by the Company, except (i) for such Authorizations as have already been obtained or made by the Company before the date hereof, (ii) for the filing by the Company with the SEC of a current report on Form 6-K, or (iii) as otherwise explicitly provided in this Agreement.

(f)                                   SEC Filings.  The Company has filed, on a timely basis, all reports, schedules, forms, statements and other documents required to be filed with or furnished to the SEC under the Securities Act or the Exchange Act (all of the foregoing filed prior to the date hereof collectively, the “SEC Filings”). The SEC Filings are the only filings required of the Company pursuant to the Securities Act or the Exchange Act for the periods covered. The Company and its Subsidiaries are engaged only in the business described in the SEC Filings, and the SEC Filings contain a complete and accurate description of the business of the Company and its Subsidiaries, taken as a whole. At the time of the filing thereof, each of the SEC Filings complied as to form with the requirements of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Company is subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the SEC Filings. The Company satisfies the registrant requirements for the use of a registration statement on Form F-3 to register the Shares for resale by the Investor under the Securities Act.

(g)                                  Absence of Material Changes.  Since December 31, 2013, except as disclosed in the SEC Filings or otherwise explicitly permitted by this Agreement, there has not been:

(i)                                     any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the Company’s most recently filed Annual Report on Form 20-F, except for changes in the ordinary course of business consistent with past practice which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)                                  any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the share capital of the Company, or any redemption or repurchase of any Equity Securities of the Company (other than repurchases by the Company at or below the original purchase price in connection with termination of employment);

(iii)                               any material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company or its Subsidiaries;

(iv)                              any waiver, not in the ordinary course of business consistent with past practice, by the Company or any of its Subsidiaries of a material right or of a material debt owed to it;

(v)                                 any satisfaction or discharge of any Encumbrance or payment of any Liabilities by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice or in an amount individually or among related Liabilities below US$1,000,000;

(vi)                              any change or amendment to the Constitutional Documents of the Company or any of its Subsidiaries or material change to any material Contract or arrangement by which the Company or any of its Subsidiaries is bound or to which any of their respective assets or properties is subject;

(vii)                           any material transaction entered into by the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(viii)                        the loss of the services of any key employee, or material change in the composition or duties of the executive officers of the Company or any of its Subsidiaries; or

(ix)                              any other event or condition of any character that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(h)                                 Tax Matters.

(i)                                     Each Group Company (A) has timely filed all material Tax Returns required to be filed by it (B) has timely paid all material Taxes required to be paid by it for which payment was due (whether or not shown on any Tax Returns) and (C) has established an adequate accrual or reserve for the payment of all material Taxes payable in respect of the periods or portions thereof that are not yet due and payable and will establish an adequate accrual or reserve for the payment of all material Taxes payable in respect of the periods or portion thereof through the date of the Closing.

(ii)                                  No deficiencies for any material Tax have been threatened, claimed, proposed or assessed against any Group Company in writing.

(iii)                               None of the Group Companies has received from any Governmental Authority (including any sales or use tax authority) any material (A) written notice indicating an intent to open a tax audit, (B) written request for information related to Tax matters, or (C) written notice of deficiency or proposed adjustment of or any amount of Tax proposed, asserted, or assessed by any governmental authority against any Group Company. No material Tax Return of any Group Company is under audit by any governmental authority. No claim has ever been made by a governmental authority in a jurisdiction where any Group Company does not file Tax Returns or pay any Taxes that any Group Company is or may be required to file any such material Tax Returns or pay any material Taxes in that jurisdiction that has not been resolved.

(iv)                              No material Tax liens are currently in effect against any of the assets of any Group Company other than liens for Taxes not yet due and payable. There is not in effect any waiver by any Group Company of any statute of limitations with respect to any material Taxes nor has any Group Company agreed to any extension of time for filing any material Tax Return that has not been filed.

(v)                                 Each of the Group Companies has complied with all applicable Law relating to the withholding of material Taxes.

(vi)                              None of the Group Companies has any material Liability for another person (other than a Group Company) as a result of being a member of a consolidated, combined, unitary or aggregate group of companies.

(vii)                           The Company does not believe it is a Passive Foreign Investment Company (“PFIC”) within the meaning of Section 1297(a) of the Code for the taxable year ending December 31, 2014, and does not believe that it will become a PFIC in the future under current laws and regulations.

(viii)                        Except as set forth on Section 3.2(h)(viii) of the Disclosure Schedule, any preferential Tax treatment enjoyed by any Group Company on or prior to the date of the Closing has been in compliance with all applicable Laws and will not be subject to any retroactive deduction or cancellation except as a result of retroactive effects of changes in the applicable Laws.

(i)                                     Compliance with Laws; Orders and Permits.  Each Group Company has been and is in compliance in all material respects with all Laws and Governmental Orders to which such Group Company is subject or by which such Group Company’s assets or properties are bound. Each Group Company owns, holds, possesses or lawfully uses in the operation of its business all Permits that are necessary for it to own or lease its properties and assets and conduct its business as currently conducted and as proposed to be conducted (the “Required Permits”), including the Permits for producing, co-producing, importing, distributing, exhibiting and otherwise Exploiting films, and all the Required Permits are in full force and effect and no cancellation or suspension of any Required Permit is pending or threatened, in each case except where such failure to own, hold, possess or lawfully use, or the suspension or cancellation of, or failure to be valid or in full force and effect of such Required Permit would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Group Company has been or is in material violation of any applicable Law or Governmental Order in relation to the importation, distribution, exhibition or other Exploitation of imported films into the PRC and the related film import quota systems, including films imported on a revenue-sharing basis or a buy-off basis. Except as set forth on Section 3.2(i) of the Disclosure Schedule, each of the Founder, Mr. Hai Yu and Mr. Zhong Jiang, and any record owner of any Equity Securities of the Company who is a PRC resident under the SAFE Circulars or otherwise subject to the SAFE Registration Requirements, has fully complied with the SAFE Registration Requirements.

(j)                                    Related Party Transactions. Except as disclosed in the SEC Filings, none of the Affiliates, officers or directors of any Group Company is presently a party to any transaction with any Group Company (other than as holders of share options and for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any Affiliate, officer or director. Except as disclosed in the SEC Filings, none of the Affiliates, officers or directors of the Company directly or indirectly competes with, or has any interest in any Person that, directly or indirectly, competes with, any Group Company (other than ownership of less than one percent (1%) of the stock of publicly traded companies).

(k)                                 Intellectual Property.

(i)                                     Each Group Company owns or otherwise has sufficient rights (including but not limited to the applicable rights of development, maintenance, licensing and/or transfer) to all Intellectual Property necessary and sufficient to conduct its business substantially as currently conducted by such Group Company (“Company IP”). Except as would not be material to the Group, all Company Registered IP is owned by and registered or applied for solely in the name of a Group Company, is valid and subsisting and has not been abandoned, and all necessary registration, maintenance and renewal fees with respect thereto and currently due have been satisfied. Except as would not be material to the Group, no Group Company, or any of its employees, officers or directors, has taken any actions or failed to take any actions that would cause any Company Owned IP to be invalid, unenforceable or not subsisting. Except as would not be material to the Group or other than created in the ordinary course of business consistent with past practice or as disclosed in Section 3.2(k)(i) of the Disclosure Schedule, the Company Owned IP is free and clear of any Encumbrance, license or other Contract granting rights therein to any other Person. No Company Owned IP is subject to any proceeding or outstanding Governmental Order in the PRC (or except as would not be material to the Group, outstanding Governmental Order elsewhere in the world) or settlement agreement or stipulation that (a) restricts in any manner the use, transfer or licensing thereof, or the making, using, sale, or offering for sale of any Group Company’s products or services, by any Group Company or (b) may affect the validity, use or enforceability of such Company Owned IP. Other than in the ordinary course of business consistent with past practice, no Group Company has (a) transferred or assigned any material Company IP to any Person; (b) authorized any Person the joint ownership with respect to any material Company IP; or (c) permitted the rights of any Group Company in any material Company IP to lapse or enter the public domain.

(ii)                                  To the knowledge of the Company, no Group Company has violated, infringed or misappropriated in any material respect any Intellectual Property of any other Person, nor has any Group Company received any written notice alleging any of the foregoing. To the knowledge of the Company, no Person has violated, infringed or misappropriated any material Company IP of any Group Company, and no Group Company has given any written notice to any other Person alleging any of the foregoing.

(iii)                               Each Group Company has taken reasonable and appropriate steps to protect, maintain and safeguard material Company IP and made all applicable filings, registrations and payments of fees in connection with the foregoing.

(l)                                     Material Contracts.

(i)                                     For purposes of this Agreement, “Material Contracts” means each outstanding Contract to which any Group Company is a party or to which any Group Company or any of its properties or assets is subject, which (A) is or would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K under the Securities Act, (B) is a real property lease for a cinema space or (C) is a VIE Agreement.

(ii)                                  All of the Material Contracts are valid, subsisting, in full force and effect and binding upon and enforceable against the applicable Group Company and, to the knowledge of the Company, the other parties thereto. Each Group Company has duly performed all its obligations in all material respects under each Material Contract to the extent that such obligations to perform have accrued. Except as disclosed in Section 3.2(l)(ii) of the Disclosure Schedule, no material breach or material default, alleged breach or default, or event which would (with or without notice, lapse of time or both) constitute a material breach or material default under any of the Material Contracts by any Group Company or any other party or obligor with respect thereto, has occurred and is continuing, or as a result of any Transaction Document, or the performance hereof or thereof, will occur. No Group Company has received or given any notice regarding any such breach or default.

(m)                             Litigation.  There is no material Action pending or threatened against or affecting the Company, any of its Subsidiaries or any of their respective properties. None of the Company, any of its Subsidiaries, or any director or officer thereof in his or her capacity as such director or officer or otherwise in connection with his or her role or activities with the Company or such Subsidiary, is or has been the subject of any Action involving a claim of violation of, or liability under, applicable Securities Laws, or a claim of breach of fiduciary duty.

(n)                                 Compliance with NASDAQ Continued Listing Requirements.  The ADSs are listed on NASDAQ. There are no Actions pending or threatened against the Company relating to the continued listing of the ADSs on NASDAQ, and the Company has not received any notice of, nor to the Company’s knowledge is there any basis for, the delisting of the ADSs from NASDAQ.

(o)                                 Anti-Corruption Compliance.  None of the Company or its Subsidiaries, their respective directors, officers, agents, employees or other Persons that act for or on behalf of Company or any of its Subsidiaries, authorized or made, either directly or indirectly through any third party, any gift, offer, promise, or payment of anything of value: (A) to any Governmental Official (as defined below) with the intent or purpose of (w) influencing any act or decision of such Governmental Official in his or her official capacity, (x) inducing such Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official, (y) securing any improper advantage for any Group Company, or (z) inducing such Governmental Official to use his or her influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist any Group Company or in obtaining or retaining business for or with, or directing business to, any person, except to the extent that such conduct was expressly permitted by applicable Law; or (B) to any Person in violation of any Law against commercial or official bribery or corruption, including, but not limited to, the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”). As used in this subsection, “Governmental Official” means (A) any employee or official of any government, including any employee or official of any entity owned or controlled by a government, (B) any employee or official of a political party, (C) any candidate for political office or his or her employee, or (D) any employee or official of an international organization. The Company has implemented, and shall continue to implement, policies and procedures to prevent and detect violations of the FCPA and any other Law against commercial or official bribery or corruption.

(p)                                 Investment Company.  The Company is not and, after giving effect to the transactions contemplated by the Transaction Documents, will not be, required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

(q)                                 Foreign Private Issuer.  The Company is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

(r)                                    Real Property.

(i)                                     The Company or one of its Subsidiaries, as the case may be, holds record, good, valid, legal and marketable title to the Owned Real Property (if any), free and clear of all Liens, and the land use rights relating to the Owned Real Property have been obtained from a competent Governmental Authority and all amounts (including, if applicable, land grant premiums) required under applicable Law in connection with securing such title or land use rights have been paid in full. The Company and the Subsidiaries of the Company have duly complied in all material respects with all the terms and conditions of, and all of its obligations under, the relevant land use rights contract or certificate or real property purchase contract in relation to any Owned Real Property owned by it. The Owned Real Property is and remains in conformity in all material respects with all applicable building codes and standards, construction and building, fire prevention, safety, planning or zoning Law.

(ii)                                  Each of the Company and the Company’s Subsidiaries has valid leasehold interests in all of their respective Leased Real Property, free and clear of all Liens, and each lease agreement of the Leased Real Property (collectively, the “Lease Agreements”) is valid, binding and enforceable and will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated by this Agreement, except for such defects as would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is delinquent in respect of any rent, rates and other charges for which the tenant is responsible under the Lease Agreements and there exists no default or event of default (or event which with or without notice or lapse of time or both would become a default) on the part of the Company or Subsidiary, as applicable, except for such delinquency, default, or event of default as would not, individually or in the aggregate, have a Material Adverse Effect. The Company and each of its Subsidiaries has observed and performed all restrictions and covenants on the part of the tenant and the conditions contained in the Lease Agreements in all material respects. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession of the Leased Real Property under all such Lease Agreements. There are no written or oral subleases, licenses or agreements granting to any other Person the right of use or occupancy of any Leased Real Property.

(s)                                   Disclosure.  All information and materials provided or made available to the Investor by or on behalf of the Company in connection with the negotiation or execution of this Agreement and the other Transaction Documents are true and correct as of the date hereof and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.3.   Representations and Warranties of the Investor.  The Investor represents and warrants to the Founder and the Selling Shareholder that each of the representations and warranties contained in this Section 3.3 is true, complete and not misleading as of the date of this Agreement, and each of such representations and warranties shall be true, complete and not misleading on and as of the date of the Closing, with the same effect as if made on and as of the date of the Closing (unless such representation or warranty by its term speaks of a specified date, in which case the accuracy of such representation or warranty will be determined with respect to such date).

(a)                                 Organization, Good Standing and Qualification.  The Investor is duly organized, validly existing and in good standing under the Laws of Hong Kong.

(b)                                 Authority.  The Investor has all necessary corporate or similar power and authority to enter into this Agreement and each other Transaction Document to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereunder. The execution and delivery by the Investor of this Agreement and each other Transaction Document to which it is a party, the performance by the Investor of its obligations hereunder and thereunder and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or other action on the part of the Investor. Each of this Agreement and the other Transaction Documents to which it is a party has been or will be, as applicable, duly executed and delivered by the Investor, and assuming due authorization, execution and delivery by the other Parties of this Agreement and the other Transaction Documents, constitutes legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)                                  Noncontravention.  The execution, delivery and performance by the Investor of this Agreement and each other Transaction Document to which it is a party, and the consummation of the transactions contemplated hereby or thereby, do not and shall not (i) conflict with or violate any provision of the Constitutional Documents of the Investor, (ii) conflict with or violate any applicable Law or any Governmental Order to which the Investor is subject or (iii) conflict with, result in any breach of or creation of an Encumbrance under, constitute a default (with or without notice or lapse of time, or both) under, require any notice or consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Investor is a party or by which any the Investor is bound or to which the Investor’s assets or properties are subject, other than, in the case of clause (iii) above, any such conflicts, breaches, defaults, accelerations or rights that would not materially impair or delay the Investor’s ability to perform its obligations under this Agreement or the other Transaction Documents to which it is a party or consummate the transactions contemplated hereby and thereby.

(d)                                 Consents and Approvals.  The execution, delivery and performance by the Investor of this Agreement or each other Transaction Document to which the Investor is a party, and the consummation of the transactions contemplated hereby and thereby, do not and shall not require any Authorizations to be obtained or made by the Investor, except (i) for such Authorizations as have already been obtained or made by the Investor before the date hereof, (ii) for the filing of a Schedule 13D by the Investor with the SEC, or (iii) as otherwise explicitly provided in this Agreement.

(e)                                  Restricted Securities.  The Investor acknowledges and understands that the Shares to be received under this Agreement have not been registered under the Securities Act and may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration under the Securities Act.

(f)                                   Accredited Investor.  The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(g)                                  Brokers.  No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Investor.

ARTICLE IV
COVENANTS AND AGREEMENTS

Section 4.1.   Future Sale of Securities.  Subject to Section 4.13, neither the Founder nor the Selling Shareholder shall, during six (6) months after the Closing, directly or indirectly, offer, sell, transfer, encumber or otherwise dispose of any ADSs or any Ordinary Share or any securities convertible into or exchangeable or exercisable for any ADSs or Ordinary Shares, whether now owned or hereafter acquired by the Founder or the Selling Shareholder, except any disposal of ADSs or Ordinary Shares pursuant to any trading plan established prior to the date hereof pursuant to Rule 10b5-1 of the Exchange Act. The Investor shall not, during six (6) months after the Closing, directly or indirectly, offer, sell, transfer, encumber or otherwise dispose of any ADSs or any Ordinary Share or any securities convertible into or exchangeable or exercisable for any ADSs or Ordinary Shares, whether now owned or hereafter acquired by the Investor.

Section 4.2.   Securities Compliance; Listing.  Each of the Founder and the Selling Shareholder shall cause the Company to notify the SEC in accordance with the applicable Securities Laws of the transactions contemplated by this Agreement and the other Transaction Documents, and shall take all other necessary action and proceedings as may be required or permitted by applicable Securities Laws, for the legal and valid transfer of the Shares by the Selling Shareholder to the Investor. Each of the Founder and the Selling Shareholder shall cause the Company to, (a) maintain the listing of all of the ADSs on NASDAQ and (b) pay all fees and expenses in connection with satisfying the Company’s obligations under this Section 4.2. Each of the Founder and the Selling Shareholder shall cause the Company to not take any action that would be reasonably expected to result in the delisting or suspension of the ADSs on NASDAQ.

Section 4.3.   Issuance of ADSs. Upon the Investor’s written request, each of the Founder and the Selling Shareholder shall cause the Company to, (a) consent to, and (b) use its best efforts to facilitate and take all other actions required (subject to compliance with the Securities Laws), to enable the deposit of any or all of the Shares by the Investor with the depositary for the issuance, within 10 Business Days of any request by Investor, of ADSs in accordance with the Deposit Agreement between the Company and Deutsche Bank Trust Company Americas as depositary (as may be amended or replaced from time to time).

Section 4.4.   SAFE Compliance. The Founder shall use best efforts to complete all of the reporting, filing and registration requirements (including filings of amendments to existing registrations) under the SAFE Circulars, and obtain a SAFE registration form with respect to the change of his indirect shareholding in the Company after the Closing in form and substance reasonably satisfactory to the Investor as soon as practicable.  From and after the Closing, the Founder and the Selling Shareholder shall use best efforts to cause the Company to register the Company’s Incentive Plans with SAFE on behalf of the applicable PRC Subsidiaries’ employees in compliance with the SAFE Registration Requirements as soon as practicable to the extent required by applicable Laws.

Section 4.5.   Equity Pledges under VIE Agreements.  From and after the Closing, each of the Founder and the Selling Shareholder shall use best efforts to cause the Company to file or cause the filing of applicable equity pledge agreements under the VIE Agreements, in respect of the 100% equity interests of each of (a) Beijing Bona Advertising Co., Ltd. (北京博纳广告有限公司), (b) Bona Film Group Limited (博纳影业集团有限公司), and (c) Beijing Baichuan Movie Distribution Co., Ltd. (北京百川电影发行有限公司) with the competent PRC Governmental Authority as soon as practicable.

Section 4.6.   Spousal Consents under VIE Agreements.  From and after the Closing, each of the Founder and the Selling Shareholder shall use best efforts to obtain the due execution of the applicable spousal consents by all the nominee shareholders’ respective spouses relating to the applicable nominee shareholder’s execution, delivery, performance and approval of the VIE Agreements in respect of each of (a) Beijing Bona Advertising Co., Ltd. (北京博纳广告有限公司), (b) Bona Film Group Limited (博纳影业集团有限公司), and (c) Beijing Baichuan Movie Distribution Co., Ltd. (北京百川电影发行有限公司) as soon as practicable. For the avoidance of doubt, “spouse” shall only refer to the current or future spouse of the applicable nominee shareholder.

Section 4.7.   Leases.  From and after the Closing, each of the Founder and the Selling Shareholder shall use reasonable best efforts to procure the PRC Subsidiaries to obtain and maintain valid leases in relation to their respective business premises and registered addresses.

Section 4.8.   Press Release; Public Announcements and Filings.  The Company may issue a press release on or promptly after the date hereof and may furnish a current report on Form 6-K to the SEC which exhibits such press release; provided, however, the Investor shall have approved in writing such press release and Form 6-K prior to the issuance or filing thereof.  Each of the Investor and the Founder shall be entitled to file a copy of this Agreement as an exhibit to its Schedule 13D filing or Schedule 13G filing, as applicable, with the SEC with respect to the transactions contemplated hereunder to the extent required by applicable Law; provided, however, the Founder shall provide a copy of his Schedule 13D or 13G filing to the Investor for review a reasonable period of time before making the filing thereof and shall consider in good faith any comments or changes that the Investor may propose or suggest. No other written public release or announcement concerning the transactions contemplated hereby shall be issued by any Party without the prior written consent of (a) the Founder, with respect to any public release or announcement by the Investor, or (b) the Investor, with respect to any public release or announcement by the Company, in which case each of the Founder and the Selling Shareholder shall cause the Company to, and the Investor shall, issue such public release or announcement jointly, except as such release or announcement may be required by Law or the rules or regulations of any applicable securities exchange, in which case each of the Founder and the Selling Shareholder shall cause the Company to, and the Investor shall, as applicable, allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

Section 4.9.   Use of Names.

(a)                                 Subject to Section 4.8, except as otherwise required by applicable Law or applicable stock exchange regulation, each of the Founder and the Selling Shareholder shall not, and shall cause the Company not to, use, directly or indirectly, the Investor’s name or the name of any of the Affiliates of the Investor in any advertisement, announcement, press release or other similar communication without the prior written consent of the Investor.

(b)                                 Subject to Section 4.8, except as otherwise required by applicable Law or applicable stock exchange regulation, the Investor shall not use, directly or indirectly, the Company’s name or the name of any of the Affiliates of the Company in any advertisement, announcement, press release or other similar communication without the prior written consent of the Founder or the Selling Shareholder.

Section 4.10.   Accounting Treatment.  Each of the Founder and the Selling Shareholder shall use their commercially reasonable efforts and to facilitate incorporation of the results of operations of the Company into the results of operations of Fosun in accordance with and to the extent permitted by applicable accounting principles and policies; provided that the parties hereto agree that the Company shall not be required to change its accounting principles or policies.

Section 4.11.   Appointment of Investor Designee to the Board.  To the extent permitted by applicable Law and applicable stock exchange regulation, each of the Founder and the Selling Shareholder shall use their best efforts to (i) support the election of an individual designated by the Investor (the “Investor Designee”) to the Board at the first regularly scheduled board meeting of the Company after the Closing Date or as soon thereafter as possible, (ii) cause any outstanding voting securities held by them or their Affiliates to be voted in favor of the re-election of the Investor Designee to the Board and (iii) cause any such individual to be appointed to one or more committees of the Board and the Company as Founder and Fosun may deem appropriate.

Section 4.12.   Fosun Covenants.  From and after Closing, Fosun and the Investor, jointly and severally, undertake to each of the Founder and the Selling Shareholder that:

(a)                                 the Investor will support the appointment of the Founder as the chief executive officer and the chairman of the Board, including without limitation, by (i) advising each director on the Board nominated by it or any of its Affiliates to vote, and (ii) causing all voting securities held or beneficially owned by it or any of its Affiliates to be voted (x) in favor of the nomination or re-election of the Founder as the chief executive officer and the chairman of the Board, and (y) against any proposal to remove the Founder from such positions.

(b)                                 the Investor will support the exercise of management power with respect to the Company by the Founder as the chief executive officer of the Company, including without limitation, by advising each director on the Board nominated by it or any of its Affiliates to vote in favor of the nomination of senior officers of the Company by the Founder, to the extent such nomination is submitted to the Board for approval.

(c)                                  Fosun and the Investor will use their commercially reasonable efforts to support the future debt and equity financing activities of the Company, including without limitation, the issuance of Equity Securities of the Company.  With respect to any financing proposals, Fosun (i) shall advise each director on the Board nominated by it or any of its Affiliates to vote in the same manner as the Founder, and (ii) shall cause all voting securities held or beneficially owned by it or any of its Affiliates to be voted, in the same manner as the Selling Shareholder which manner shall be, in the Founder’s best judgment, commercially reasonable to the Company.

(d)                                 Fosun will exercise commercially reasonable efforts to assist the Company to become a shareholder of Studio 8, LLC (“S8”) in accordance with terms of the memorandum of understanding dated as of June 4, 2014 by and between the Company and S8, and use its commercially reasonable efforts to cause the Company to become an exclusive distribution partner in the PRC for S8.

Section 4.13.   Right of First Refusal.        In the event that the Founder is no longer (x) an employee of the Company, and (y) a director of the Board, in each case as a result of (a) his voluntary resignation from the Company and the Board, or (b) termination by the Company for Cause. “Cause” shall mean only any of the following grounds: (i) death, (ii) physical or mental incapacitation so as to render the Founder incapable of performing his duty to the Company and the Board for a continuous period of 30 Business Days, or (iii) conviction of a crime related to his business activities that has resulted in a jail sentence, Fosun shall have a right of first refusal (the “Right of First Refusal”) with respect to any voluntary sale of Ordinary Shares beneficially owned by the Founder subject to the terms and conditions set forth below.

(a)                                 if the Founder has received a bona fide offer from any Person  (a “Third Party Purchaser”) for the purchase of all or any portion of any Ordinary Shares beneficially owned by him, the Founder shall offer such Ordinary Shares first to Fosun by sending written notice (an “Offering Notice”) to Fosun, which notice shall state (i) the number of Ordinary Shares proposed to be sold (the “Offered Securities”), (ii) the name and address of the Third Party Purchaser, (iii) the per share purchase price proposed to be paid by the Third Party Purchaser for the Offered Securities (the “Offer Price”), and (iv) all other material terms and conditions of the proposed sale.

(b)                                 For a period of ten (10) Business Days after the giving of the Offering Notice pursuant to Section 4.13(a) (the “Refusal Period”), Fosun or any of its Affiliates shall have the right to purchase all, but not less than all, of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice, exercisable only by delivering written notice of the irrevocable exercise thereof (the “Exercise Notice”), prior to the expiration of the Refusal Period, to the Founder. The closing of the purchases of Offered Securities by Fosun or any of its Affiliates under this Section 4,13 shall be held within twenty (20) Business Days after the giving of the Exercise Notice or at such other time and place as the parties to the transaction may agree in writing.  In the event that Fosun fails to deliver the Exercise Notice within the Refusal Period or waives the Right of First Refusal prior to the expiration of the Refusal Period, the Founder may sell the Offered Securities to a Third Party Purchaser on terms and conditions no more favorable to the Third Party Purchaser than those set forth in the Offering Notice.

(c)                                  The Right of First Refusal shall not apply to any sale of Ordinary Shares (i) to any Affiliate of the Founder, or (ii) not exceeding an aggregate number of Ordinary Shares (excluding any Ordinary Shares transferred pursuant to sub-sections (i) above) representing 5% of the total issued and outstanding share capital of the Company as of the date of this Agreement (proportionally adjusted for share split, share combination, share dividend, share reorganization or similar events). For the avoidance of doubt, the Right of First Refusal shall not apply to any transfer made (x) as a bona fide gift, through will or intestacy, to the parents, spouse or lineal descendants of the Founder, or to trusts for the benefit of such persons for bona fide estate planning purposes, or (y) pursuant to any requirement of law or any settlement of a legal claim.

Section 4.14. Termination. The provisions of Sections 4.11 and 4.13 shall terminate as soon as Fosun beneficially owns less than 5% of the total issued and outstanding Ordinary Shares on a fully-diluted basis.

ARTICLE V
CONDITIONS TO CLOSING

Section 5.1.   Conditions to Obligations of the Selling Shareholder.  The obligations of the Selling Shareholder to consummate the transactions contemplated by this Agreement and each other Transaction Document to which the Selling Shareholder is a party are subject to the satisfaction on or prior to the Closing of the conditions set forth below unless waived in writing by the Selling Shareholder.

(a)                                 Representations and Warranties.  All representations and warranties made by the Investor in Section 3.3 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date.

(b)                                 Performance of Obligations.  The Investor shall have performed or complied in all material respects with all obligations and covenants required to be performed by it under this Agreement and the other Transaction Documents prior to or as of the Closing.

(c)                                  No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Company or any of its Subsidiaries to dispose of all or a material portion of the business or assets of the Company or any of its Subsidiaries as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d)                                 Compliance Certificate.  The Investor shall have delivered to the Selling Shareholder a certificate, executed by an authorized signatory of the Investor, dated as of the date of the Closing, certifying that the conditions set forth in Section 5.1(a) and Section 5.1(b) have been satisfied.

(e)                                  Consents.  The Investor shall have obtained any and all Authorizations necessary or appropriate for consummation of the purchase of that portion of Shares and the consummation of the other transactions contemplated by the Transaction Documents to be consummated on or prior to the date of the Closing, all of which shall be in full force and effect.

(f)                                   Other Closing Deliveries.  The Investor shall have delivered the other closing deliveries applicable to the Closing set forth in Section 2.5.

Section 5.2.   Conditions to Obligations of the Investor.  The obligations of the Investor to consummate the transactions contemplated by this Agreement and each other Transaction Document to which the Investor is a party to be consummated at the Closing are subject to the satisfaction on or prior to the Closing of the conditions set forth below unless waived in writing by the Investor.

(a)                                 Representations and Warranties.  All representations and warranties made by the Founder and the Selling Shareholder in Section 3.1 and Section 3.2 (i) that are not qualified as to “materiality” shall be true and correct in all material respects as of the Closing and (ii) that are qualified as to “materiality” shall be true and correct as of the Closing, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects or true and correct, as the case may be, as of such other date.

(b)                                 Performance of Obligations.  Each of the Founder and the Selling Shareholder shall have performed or complied in all material respects with all obligations and covenants required to be performed by such Party under this Agreement and the other Transaction Documents prior to or as of the Closing.

(c)                                  No Order.  No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting the consummation of such transactions or would (i) substantially delay the consummation in any material aspect of such transactions, (ii) compel the Company or any of its Subsidiaries to dispose of all or a material portion of the business or assets of the Company or any of its Subsidiaries as a result of the consummation of such transactions, or (iii) render any Party unable to consummate such transactions.

(d)                                 No Material Adverse Effect.  There shall not have been any change, event, circumstance, development, condition or effect that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(e)                                  Compliance Certificate.  The Selling Shareholder shall have delivered to the Investor a certificate, executed by an authorized signatory of such Party, dated as of the date of the Closing, certifying that the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(d) applicable to such Party have been satisfied.

(f)                                   Consents.  The Selling Shareholder shall have obtained any and all Authorizations necessary or appropriate for consummation of the sale of that portion of Shares and the consummation of the other transactions contemplated by the Transaction Documents to be consummated on or prior to the date of the Closing, all of which shall be in full force and effect.

(g)                                  No Suspension.  No stop order or suspension of trading shall have been imposed by NASDAQ, the SEC or any other Governmental Authority with respect to public trading in the ADSs.

(h)                                 Other Closing Deliveries.  Each of the Founder and the Selling Shareholder shall have delivered the other closing deliveries applicable to the Closing set forth in Section 2.4.

ARTICLE VI
TERMINATION

Section 6.1.   Termination.  Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time prior to any Closing:

(a)                                 by the mutual written consent of the Selling Shareholder and the Investor;

(b)                                 by either the Selling Shareholder or the Investor, upon written notice to the other Party or Parties, if any Governmental Authority shall have issued any Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order shall have become final and nonappealable;

(c)                                  by the Investor in the event of any material breach of any representation, warranty, covenant or agreement of any other Parties contained herein and the failure of such other Parties to cure such breach within seven (7) days after receipt of notice from the Investor requesting such breach to be cured;

(d)                                 by the Selling Shareholder in the event of any material breach of any representation, warranty, covenant or agreement of the Investor contained herein and the failure of the Investor to cure such breach within seven (7) days after receipt of notice from the Selling Shareholder requesting such breach to be cured; or

(e)                                  by either the Selling Shareholder or the Investor in the event that Closing shall not have occurred by July 31, 2014.

provided, however that any right to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 6.1 shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to have occurred on or before such date.

Section 6.2.   Notice of Termination.  Any Party desiring to terminate this Agreement pursuant to Section 6.1 shall give written notice of such termination to the other Parties.

Section 6.3.   Effect of Termination.  In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become null and void and there shall be no Liability on the part of any Party except for this Section 6.3 and Article VII and Article VIII, each of which shall survive termination; provided, however, nothing herein shall relieve any Party from Liability for any breach of any of the representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

Section 6.4.   Refund of Purchase Price.  In the event that (a) the Purchase Price has been deposited in accordance with Section 2.3 hereof, and (b) this Agreement is terminated prior to Closing in accordance with its terms, the Selling Shareholder shall, and the Founder shall promptly cause the Selling Shareholder to, refund the Purchase Price to the Investor to a bank account notified by the Investor to the Selling Shareholder in writing by the later of (i) the fifth (5th) Business Day following the date of such termination, and (ii) the third (3rd) Business Day following the date of the delivery of such notice.

ARTICLE VII
INDEMNIFICATION

Section 7.1.   Survival of Representations, Warranties, Covenants and Agreements.  Notwithstanding any investigation or examination conducted with respect to, or any knowledge acquired (or capable of being acquired) about, the accuracy or inaccuracy of any representation or warranty made by or on behalf of the Parties, all representations and warranties contained in this Agreement, the other Transaction Documents or any certificate delivered in connection herewith and therewith shall be deemed to be material and to have been relied upon by the Parties. All such representations and warranties shall survive the Closing and remain in full force and effect until the first (1st) anniversary of the date of the Closing; provided, however, (a) the representations and warranties set forth in Sections 3.1(i), 3.1(j), 3.2(f), 3.2(i), 3.2(k), 3.2(o) and 3.2(s) shall survive the Closing and remain in full force and effect until the third (3rd) anniversary of the date of the Closing, and (b) the representations and warranties set forth in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(e), 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.2(h) shall survive the Closing and remain in full force and effect until the expiration of the applicable statute of limitations; provided, further, such expiration shall not affect the rights of any Indemnified Party under Article VII or otherwise to seek recovery of Losses arising out of any fraud, willful breach or intentional misrepresentation. If a claim for indemnification has been timely made pursuant to Section 7.5, such representation and warranty shall continue to survive and be fully effective and enforceable until a final and non-appealable order or judgment of a court of competent jurisdiction. The covenants and agreements of any Party contained in this Agreement shall survive the Closing until they are terminated, whether by performance thereof, their express terms or as a matter of applicable Law.

Section 7.2.   Indemnification.

(a)                                 Each of the Founder and the Selling Shareholder (each, a “Indemnifying Party”) shall, jointly and severally, indemnify and hold Fosun, the Investor and their directors, officers, employees, Affiliates, agents, assigns and transferees (each, an “Indemnified Party”) harmless from and against any Liabilities, judgments, fines and expenses of any kind or nature whatsoever, including any investigative, legal and other expenses and any amounts paid in settlement suffered or incurred by any Indemnified Party (the “Losses”) resulting from, arising out of or in connection with: (i) any inaccuracy or breach of any representation or warranty of any Indemnifying Party contained in this Agreement, any other Transaction Document or any certificate delivered by or on behalf of any Indemnifying Party in connection herewith or therewith; (ii) any breach of any covenant or agreement of any Indemnifying Party contained in this Agreement, any other Transaction Document or any certificate delivered by and on behalf of any Indemnifying Party in connection herewith or therewith; and (iii) any Tax Liability of any Indemnifying Party that such Indemnifying Party is obligated to pay, or withhold from the Purchase Price paid to the Selling Shareholder for the Shares, arising out of the transactions contemplated by this Agreement.

(b)                                 Notwithstanding Section 7.2(a), none of the Indemnifying Parties shall be liable under this Agreement for any punitive, incidental or consequential damages, unless such punitive, incidental or consequential damages are awarded against an Indemnified Party in a third-party claim.

Section 7.3.   Materiality Determination.

(a)                                 Notwithstanding anything to the contrary in this Agreement and for the avoidance of doubt, for purposes of the indemnification provisions in Section 7.2, any determination of whether any breach of a representation or warranty has occurred under this Agreement shall be made in strict accordance with the terms of the relevant representation or warranty, taking into account any and all “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained therein.

(b)                                 Once a breach is determined to have occurred in accordance to Section 7.3(a), for the purpose of determining the amount of Losses resulting from such breach, any “materiality” or “Material Adverse Effect” qualifiers or words of similar import contained in such representation or warranty shall in each case be disregarded and not be given effect (as if such standard or qualification were deleted from such representation or warranty).

Section 7.4.   Limitations.

(a)           Notwithstanding anything to the contrary in this Agreement, except in the case of fraud, willful breach or intentional misrepresentation or a breach of the repayment obligation set forth in Section 6.4, (i) an Indemnified Party shall not be entitled to indemnification pursuant to Section 7.2 unless and until the total amount of the Losses incurred by all Indemnified Parties exceeds Five Hundred Thousand Dollars (US$500,000)), and (ii) the aggregate Liability of the Indemnifying Parties to the Indemnified Parties for indemnification under Section 7.2 shall be limited to no more than the total Purchase Price received by the Selling Shareholder under Section 2.3.

(b)                                 The amount of any Losses incurred by any Indemnified Party shall be reduced by the net amount such Indemnified Party recovers (after deducting all attorneys’ fees, expenses and other costs of recovery) from any insurer under insurance policies with respect to such Losses in excess of the sum of (i) reasonable out-of-pocket costs and expenses relating to collection under such policies, (ii) any deductible associated therewith to the extent paid and (iii) any corresponding increase in insurance premiums or other chargebacks resulting from, arising out of, or in connection with, insurance payments for the Losses. Such Indemnified Party shall use commercially reasonable efforts to effect any such recovery.

(c)                                  For the avoidance of doubt, any Liability under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such Liability constituting a breach of more than one warranty, covenant or agreement, and no Indemnified Party shall be entitled to recover the same Losses or obtain payment, reimbursement or restitution for the same expenses more than once in respect of any inaccuracy or breach of any provision of this Agreement.

Section 7.5.   Notice of Claims; Procedures.  If any Indemnified Party makes any claim against any Indemnifying Party for indemnification under this Article VII, the claim shall be in writing and shall state in general terms the facts upon which such Indemnified Party makes the claim. If the Indemnifying Party does not notify the Indemnified Party in writing within twenty (20) Business Days from receipt of such claim that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. In the event of any claim or demand asserted against an Indemnified Party by a third party upon which the Indemnified Party may claim indemnification, the Indemnifying Party shall give written notice to the Indemnified Party within twenty (20) Business Days after receipt from the Indemnified Party of such claim or demand, indicating whether the Indemnifying Party intends to assume the defense of the claim or demand. If the Indemnifying Party assumes the defense, the Indemnifying Party may not agree to any compromise or settlement to which the Indemnified Party has not consented in writing. If the Indemnifying Party elects not to assume the defense or fails to make such an election within the twenty (20) Business Day period, or otherwise fails to continue the defense of the Indemnified Party reasonably and in good faith, the Indemnified Party may assume the defense thereof at the expense of the Indemnifying Party, and a recovery against the Indemnified Party suffered by it in good faith shall be conclusive in its favor against the Indemnifying Party.

Section 7.6.   Investigation.  The representations, warranties, covenants and agreement of the Indemnifying Parties, and any Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of any Indemnified Party or by reason of the fact that the Indemnified Party knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of any Indemnified Party’s waiver of any condition set forth in Section 5.2.

Section 7.7.   Payment.  Upon the earlier to occur of (i) the agreement of the Indemnifying Party to pay the amount claimed by an Indemnified Party in a claim notice issued in accordance with Section 7.5, or (ii) a final determination of the arbitral tribunal as provided for in Section 8.11 that any amount is payable by an Indemnifying Party hereunder, such Indemnifying Party shall pay the Indemnified Party as soon as commercially practicable but in no event more than fifteen (15) Business Days thereafter.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1.   Further Assurances.  Each Party agrees that it shall, from time to time on or after the date hereof, do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, certificates, bills of sale, assignments, transfers, conveyances, powers of attorney, assurances and other documents as may be reasonably requested by any other Party in order to effectuate the transactions contemplated hereby.

Section 8.2.   Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.3.   Entire Agreement.  This Agreement and the other Transaction Documents, together with all schedules and exhibits hereto and thereto, constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties with respect to the subject matter hereof.

Section 8.4.   Assignment.  Neither this Agreement nor any of the rights, duties or obligations hereunder may be assigned by any Party without the express written consent of the other Parties, except that the Investor may assign all or any of its rights and obligations hereunder without consent to any of its Affiliates or any permitted transferee of the Shares. Any purported assignment in violation of the foregoing sentence shall be null and void.

Section 8.5.   Amendment; Waiver.  No modification, amendment or waiver of any provision of this Agreement shall be effective unless such modification, amendment or waiver is approved in writing by each of the Parties. The failure of any Party to enforce any of the provisions of this Agreement shall in no way be construed as a waiver of such provisions and shall not affect the right of such Party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

Section 8.6.   Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 8.7.   No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, except as expressly provided under this Agreement.

Section 8.8.   Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the Party incurring such costs and expenses, whether or not any Closing shall have occurred.

Section 8.9.   Notices.  Any notice required or permitted pursuant to this Agreement shall be given in writing and shall be given either personally or by sending it by courier service, fax, electronic mail or similar means to the address set forth below (or at such other address as such Party may designate by ten (10) days’ advance written notice to the other Parties given in accordance with this Section 8.9). Where a notice is given personally, delivery shall be deemed to have been effected on receipt (or when delivery is refused).

Where a notice is sent by courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending through an internationally-recognized courier the notice, with a confirmation of delivery, and to have been effected on receipt (or when delivery is refused). Where a notice is sent by fax or electronic mail, service of the notice shall be deemed to be effected by properly addressing, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid if sent during normal business hours of the recipient on a Business Day thereof and otherwise on the next Business Day thereof.

(a)                                 If to the Founder or the Selling Shareholder:

Skillgreat Limited
c/o Bona Film Group Limited
11/F, Guan Hu Garden 3
105 Yao Jia Yuan Road, Chaoyang District
Beijing 100025, People’s Republic of China
Attention: Dong Yu
E–mail: yudong@bonafilm.cn

with copies to (which shall not constitute notice):

Simpson Thacher & Bartlett
35th Floor, ICBC Tower
3 Garden Road
Central, Hong Kong
Attention: Chris Lin
Facsimile: (+852) 2869-7694
E–mail: clin@stblaw.com

(b)                                 If to Investor:

Room 808

ICBC Tower

3 Garden Road, Central

Hong Kong

Attention: Fidelidade — Companhia de Seguros, S.A.

with copies to (which shall not constitute notice):

Morrison & Foerster
Edinburgh Tower, 33/F
The Landmark, 15 Queen’s Road Central
Attention: Greg Wang
Facsimile:  +852-2585-0800
E–mail: gwang@mofo.com

(c)                                  If to Fosun:

Room 808

ICBC Tower

3 Garden Road, Central

Hong Kong

Attention: Fosun International Limited

with copies to (which shall not constitute notice):

Morrison & Foerster
Edinburgh Tower, 33/F
The Landmark, 15 Queen’s Road Central
Attention: Greg Wang
Facsimile:  +852-2585-0800
E–mail: gwang@mofo.com

Section 8.10.   Governing Law.  This Agreement shall be governed by and construed under the Laws of the State of New York, without regard to principles of conflict of Laws thereunder.

Section 8.11.   Dispute Resolution.

(a)                                 Any dispute, controversy or claim (each, a “Dispute”) arising out of or relating to this Agreement, or the interpretation, breach, termination, validity or invalidity thereof, shall be referred to arbitration upon the demand of any Party to the dispute with notice (the “Arbitration Notice”) to the other Parties.

(b)                                 The Dispute shall be settled by arbitration in Hong Kong by the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the Arbitration Notice is submitted in accordance with the HKIAC Rules. There shall be one (1) arbitrator. There shall be one arbitrator agreed to by the Parties, and if they cannot so agree on such arbitrator within ten (10) Business Days of the commencement of the arbitration proceedings, three arbitrators shall be appointed. In such case, one arbitrator shall be nominated by the Party or Parties, as the case may be, commencing the arbitration proceedings (the “Claimant Side”), and one arbitrator shall be nominated by the respondent or respondents, as the case may be, to the proceedings (the “Respondent Side”), and if either the Claimant Side or the Respondent Side shall fail to nominate its arbitrator, the HKIAC shall appoint such arbitrator. The two arbitrators so chosen shall select a third arbitrator, provided that if such two arbitrators shall fail to choose a third arbitrator within thirty (30) days after such two arbitrators have been selected, the HKIAC shall appoint the third arbitrator. The third arbitrator shall be the presiding arbitrator. The Parties shall use commercially reasonable efforts to appoint arbitrators who are qualified to practice law in the State of New York.

(c)                                  The arbitral proceedings shall be conducted in English. To the extent that the HKIAC Rules are in conflict with the provisions of this Section 8.11, including the provisions concerning the appointment of the arbitrators, the provisions of this Section 8.11 shall prevail.

(d)                                 Each Party to the arbitration shall cooperate with each other Party to the arbitration in making full disclosure of and providing complete access to all information and documents requested by such other Party in connection with such arbitral proceedings, subject only to any confidentiality obligations binding on such Party.

(e)                                  The arbitration shall be conducted in private. Each Party agrees that all documents and evidence submitted in the arbitration (including without limitation any statements of case and any interim or final award, as well as the fact that an arbitral award has been made) shall remain confidential both during and after any final award that is rendered unless the Parties otherwise agree in writing.

(f)                                   The award of the arbitral tribunal shall be final and binding upon the parties thereto, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.

(g)                                  The arbitral tribunal shall decide any Dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of the State of New York (without regard to principles of conflict of Laws thereunder) and shall not apply any other substantive Law.

(h)                                 Any Party to the Dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(i)                                     During the course of the arbitral tribunal’s adjudication of the Dispute, this Agreement shall continue to be performed except with respect to the part in dispute and under adjudication.

(j)                                    The Parties to this Agreement agree to the consolidation of arbitrations under the Transaction Documents in accordance with the following:

(i)                                     In the event of two or more arbitrations having been commenced under any of the Transaction Documents, the tribunal in the arbitration first filed (the “Principal Tribunal”) may in its sole discretion, upon the application of any party to the arbitrations, order that the proceedings be consolidated before the Principal Tribunal if (A) there are issues of fact and/or law common to the arbitrations, (B) the interests of justice and efficiency would be served by such a consolidation, and (C) no prejudice would be caused to any party in any material respect as a result of such consolidation, whether through undue delay or otherwise. Such application shall be made as soon as practicable and the party making such application shall give notice to the other parties to the arbitrations.

(ii)                                  The Principal Tribunal shall be empowered to (but shall not be obliged to) order at its discretion, after inviting written (and where desired oral) representations from the parties that all or any of such arbitrations shall be consolidated or heard together and/or that the arbitrations be heard immediately after another and shall establish a procedure accordingly. All Parties shall take such steps as are necessary to give effect and force to any orders of the Principal Tribunal.

(iii)                               If the Principal Tribunal makes an order for consolidation, it: (A) shall thereafter, to the exclusion of other arbitral tribunals, have jurisdiction to resolve all disputes forming part of the consolidation order; (B) shall order that notice of the consolidation order and its effect be given immediately to any arbitrators already appointed in relation to the disputes that were consolidated under the consolidation order; and (C) may also give such directions as it considers appropriate (x) to give effect to the consolidation and make provision for any costs which may result from it (including costs in any arbitration rendered functus officio under this Section 8.11); and (y) to ensure the proper organization of the arbitration proceedings and that all the issues between the parties are properly formulated and resolved.

(iv)                              Upon the making of the consolidation order, any appointment of arbitrators relating to arbitrations that have been consolidated by the Principal Tribunal (except for the appointment of the arbitrators of the Principal Tribunal itself) shall for all purposes cease to have effect and such arbitrators are deemed to be functus officio, on and from the date of the consolidation order. Such cessation is without prejudice to (A) the validity of any acts done or orders made by such arbitrators before termination, (B) such arbitrators’ entitlement to be paid their proper fees and disbursements and (C) the date when any claim or defence was raised for the purpose of applying any limitation period or any like rule or provision.

(v)                                 The Parties hereby waive any objections they may have as to the validity and/or enforcement of any arbitral awards made by the Principal Tribunal following the consolidation of disputes or arbitral proceedings in accordance with this Section 8.11 where such objections are based solely on the fact that consolidation of the same has occurred.

Section 8.12.   Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

FOUNDER:

By:	/s/ Dong Yu
Name: Dong Yu

SELLING SHAREHOLDER:

SKILLGREAT LIMITED

By:	/s/ Dong Yu
Name:
Title:

IN WITNESS WHEREOF, the Parties have caused this Share Purchase Agreement to be executed as of the date first written above by their respective duly authorized representative.

INVESTOR:

FIDELIDADE — COMPANHIA DE SEGUROS, S.A.

By:	/s/ Wang Qinbin
Name:
Title:

By:	/s/ Ding Guoqi
Name:
Title:

FOSUN INTERNATIONAL LIMITED:

By:	/s/ Ding Guoqi

Name:
Title: